UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2006

UNIVERSAL CAPITAL MANAGEMENT, INC.
_____________________________________________________________________________________________________________________
(Exact name of Registrant as specified in its charter)

Delaware	000-51132	20-1568059
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2601 Annand Drive, Suite 16, Wilmington, DE	19808
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(302) 998-8824

____________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 25, 2006 David M. Bovi agreed to transfer 1,000,000 shares of the common stock of Extreme Visual Technologies, Inc. (“EVT”) to the Registrant and the Registrant agreed to accept such shares in full satisfaction of Mr. Bovi’s obligations to the Registrant under that certain promissory note made by Mr. Bovi dated June 15, 2006 (the “Promissory Note”). On the date of the transfer Mr. Bovi owed $800,000 of principal and $13,888 of interest under the Promissory Note. In the spring of 2006, the Registrant had granted options to Mr. Bovi to purchase 400,000 shares of common stock at an exercise price of $2.00 per share. On June 15, 2006, Mr. Bovi exercised the option in full, and paid for such shares with the Promissory Note.

The Promissory Note was (i) recourse to Mr. Bovi, (ii) would have matured in June, 2007; (iii) bore interest at 4.8% per year, which was no less than the prevailing rate applicable to 90-day United States Treasury bills at the time the loan was made; and (iv) was collateralized by the 400,000 shares of the Registrant’s common stock purchased by Mr. Bovi pursuant to the stock option exercise.

At the time of the transaction, Mr. Bovi owned 500,000 shares of the Registrant’s common stock (including the 400,000 shares acquired by exercise of the stock option referred to above) which represented approximately 9.3% of the Registrant’s issued and outstanding shares. The acceptance of the shares of EVT in payment for the principal and accrued interest due under the Promissory Note was unanimously approved by the directors of the Registrant (and therefore, by a majority of such directors who have no financial interest in such transaction and a majority of such directors who are not interested persons of the Registrant as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), on the basis that the transaction (a) was reasonable and fair to the stockholders of the Registrant and did not involve overreaching of the Registrant or its stockholders on the part of Mr. Bovi, and was consistent with the interests of the stockholders of the Registrant, and (b) was consistent with the policy of the Registrant as recited in its filings made with the Securities and Exchange Commission under the Securities Act of 1933 and the Securities Exchange Act of 1934 and its reports to stockholders.

The shares of EVT were valued by the Board of Directors of the Registrant at $1.00 per share based on the fair value of shares of EVT currently in the Company’s portfolio and private, arms-length purchase and sale transactions in such shares all of which took place at a price of $1.00 per share.

EVT is a Florida corporation engaged in the development of 3-D Imaging technologies .

Item 2.01 Completion of Acquisition Disposition of Assets.

On October 25, 2006, the Registrant acquired 1,000,000 shares of the common stock of EVT pursuant to the agreement described above under Item 1.01, Entry into a Material Definitive Agreement. As a result of the acquisition, the Registrant owns 2,000,000 shares of EVT which are valued at $2,000,000 in the aggregate on the basis described above. The shares of EVT owned by the Registrant represented approximately 29% of the fair value of the Registrant’s portfolio at October 31, 2006 and approximately 6.7% of all issued and outstanding shares of EVT common stock.

The Registrant estimates that the acquisition of the 1,000,000 shares of EVT increased its net asset value by $1,000,000, or approximately $0.18 per share.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Number	Description of Document
10.1	Stock Transfer Agreement dated October 25, 2006 by and between David M. Bovi and the Registrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Universal Capital Management, Inc. (Registrant)

November 22, 2006	By:	/s/ Joseph T. Drennan
	Name:	Joseph T. Drennan
	Title:	Chief Financial Officer